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                                                                     EXHIBIT 5.1




                                August 25, 1998



H.T.E., Inc.
1000 Business Center Drive
Lake Mary, Florida 32746

                Re:  H.T.E., Inc.

Ladies and Gentlemen:

         We have acted as counsel to H.T.E., Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 86,000 shares of the Company's authorized but unissued common stock, $.01 par value (the "Common Stock"), issuable pursuant to stock options granted pursuant to the stock option agreement between the Company and Daniel E. Catan dated July 1, 1996 (the "Agreement"). It is our opinion that shares of Common Stock issuable under the Agreement, when issued upon exercise of and in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,




                                   /s/ GREENBERG TRAURIG, P.A.
                                   -------------------------------------
                                       Greenberg Traurig, P.A.